Exhibit 99.1

G-III APPAREL GROUP, LTD.

For:	G-III Apparel Group, Ltd.
Contact: Investor Relations
James Palczynski
(203) 682-8229
Neal S. Nackman, Chief Financial Officer
G-III Apparel Group, Ltd.
(212) 403-0500

G-III APPAREL GROUP, LTD. ANNOUNCES STRONG SECOND QUARTER

FISCAL 2015 RESULTS

— Net Sales Increase 39% to $424 Million —

— Second Quarter Diluted Earnings Per Share of $0.29 Exceeds Plan —

— Full Year Net Income Guidance Increased to Reflect Strong Second Quarter —

New York, New York – September 3, 2014 — G-III Apparel Group, Ltd. (NasdaqGS: GIII) today announced operating results for the second quarter of fiscal 2015.

For the quarter ended July 31, 2014, G-III reported that net sales, driven by a strong wholesale performance across several categories, increased by 39% to $424.0 million from $304.2 million in the year-ago period. Of this increase, $53.6 million was the result of net sales by the G.H. Bass business that was acquired in November 2013.

The Company’s net income for the second quarter was $6.2 million, or $0.29 per diluted share, compared to net income of $3.6 million, or $0.17 per diluted share, in the prior year’s comparable period.

Morris Goldfarb, G-III’s Chairman, Chief Executive Officer and President, said, “We are pleased to report a strong second quarter. In spite of losses related to the transition and repositioning of our recently acquired G.H. Bass business, we were able to show higher overall profits due to strong shipments in our licensed and non-licensed businesses. There were strong performances by a number of Calvin Klein divisions and several of our outerwear and dress businesses, all of which enabled us to exceed our forecast for the second quarter.”

Mr. Goldfarb concluded, “We intend to continue to execute our growth strategy which calls for both organic growth and for acquisitions. Our recent public offering, which added net proceeds of $128.7 million to our balance sheet, is expected to support our growth initiatives. Our presence in several wholesale businesses, including sportswear, dresses, and handbags, continues to provide us with organic growth opportunities, as does our ongoing initiatives to grow our productivity and store count in each of our major specialty retail businesses. Our new G.H. Bass products are arriving in our stores this month and we are confident in our ability to make this a profitable business. We continue to be well positioned to take advantage of acquisition opportunities, deploy our strategic capital and drive enhanced returns for our shareholders.”

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Outlook

The Company today revised its prior guidance for the full fiscal year ending January 31, 2015. The Company is now forecasting net sales of approximately $2.11 billion and net income between $90.6 million and $93.9 million, or a range between $4.00 and $4.15 per diluted share, compared to its previous guidance of net sales of approximately $2.06 billion and net income between $87.9 million and $91.2 million, or a range between $4.05 and $4.20 per diluted share. The revised guidance includes $0.16 of dilution from the impact of our recent sale of 1,725,000 shares in a public offering completed in June of this year.

The Company is now projecting adjusted EBITDA for fiscal 2015 to increase between 18% and 22% to between $174.0 million and $179.4 million compared to its previous guidance of adjusted EBITDA between approximately $170.2 million and $175.5 million. Adjusted EBITDA should be evaluated in light of the Company’s financial results prepared in accordance with U.S. GAAP. A reconciliation of GAAP net income to adjusted EBITDA is included in a table accompanying the condensed financial statements in this release.

For its third fiscal quarter ending October 31, 2014, the Company is forecasting net sales of approximately $805 million compared to $668.7 million in the comparable quarter last year. The Company is also forecasting net income for the third fiscal quarter between $63.9 million and $67.3 million, or between $2.75 and $2.90 per diluted share, compared to net income of $59.6 million, or $2.85 per diluted share, in last year's third quarter. The revised third quarter guidance includes $0.21 of dilution from the impact of our recent sale of 1,725,000 shares in a public offering completed in June of this year. Net income in the third quarter of last year included expenses of approximately $1.0 million, equal to $0.03 per diluted share, associated with the Company’s acquisition of G.H. Bass & Co. and other potential transactions.

About G-III Apparel Group, Ltd.

G-III is a leading manufacturer and distributor of outerwear, dresses, sportswear, swimwear, women’s suits and women’s performance wear, as well as footwear, luggage and women’s handbags, small leather goods and cold weather accessories, under licensed brands, our own brands and private label brands. G-III sells swimwear, resort wear and related accessories under our own Vilebrequin brand. G-III also sells outerwear, dresses and performance wear under our own Andrew Marc and Marc New York brands and has licensed these brands to select third parties in certain product categories. G-III has fashion licenses under the Calvin Klein, Kenneth Cole, Cole Haan, Guess?, Tommy Hilfiger, Jones New York, Jessica Simpson, Vince Camuto, Ivanka Trump, Nine West, Ellen Tracy, Kensie, Mac & Jac, Levi’s and Dockers brands. Through our team sports business, we have licenses with the National Football League, National Basketball Association, Major League Baseball, National Hockey League, Touch by Alyssa Milano and more than 100 U.S. colleges and universities. Our other owned brands include Bass, G.H. Bass, G-III Sports by Carl Banks, Eliza J, Black Rivet, Jessica Howard and Winlit. G-III also operates retail stores under the Wilsons Leather, Bass, G.H. Bass & Co., Vilebrequin, Calvin Klein Performance and Andrew Marc names.

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Statements concerning G-III’s business outlook or future economic performance, anticipated revenues, expenses or other financial items; product introductions and plans and objectives related thereto; and statements concerning assumptions made or expectations as to any future events, conditions, performance or other matters are “forward-looking statements” as that term is defined under the Federal Securities laws. Forward-looking statements are subject to risks, uncertainties and factors which include, but are not limited to, reliance on licensed product, reliance on foreign manufacturers, risks of doing business abroad, the current economic and credit environment, the nature of the apparel industry, including changing customer demand and tastes, customer concentration, seasonality, risks of operating a retail business, customer acceptance of new products, the impact of competitive products and pricing, dependence on existing management, possible disruption from acquisitions and general economic conditions, as well as other risks detailed in G-III’s filings with the Securities and Exchange Commission. G-III assumes no obligation to update the information in this release.

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G-III APPAREL GROUP, LTD. AND SUBSIDIARIES

(NASDAQGSM:GIII)

CONSOLIDATED STATEMENTS OF OPERATIONS AND

SELECTED BALANCE SHEET DATA

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended July 31,		Six Months Ended July 31,
	2014	2013	2014	2013

Net sales	$424,010	$304,158	$790,202	$576,773
Cost of sales	275,951	204,739	511,966	384,961
Gross profit	148,059	99,419	278,236	191,812
Selling, general and administrative expenses	131,609	89,044	254,050	174,872
Depreciation and amortization	4,955	3,242	9,181	6,363
Operating profit	11,495	7,133	15,005	10,577
Interest and financing charges, net	1,965	1,750	3,718	3,528
Income before taxes	9,530	5,383	11,287	7,049
Income tax expense	3,622	2,045	4,289	2,678
Net income	5,908	3,338	6,998	4,371
Add: Loss attributable to noncontrolling interest	328	254	528	339
Income attributable to G-III	$6,236	$3,592	$7,526	$4,710

Net income per common share:
Basic	$0.29	$0.18	$0.36	$0.23
Diluted	$0.29	$0.17	$0.35	$0.23
Weighted average shares outstanding:
Basic	21,187	20,305	20,843	20,234
Diluted	21,660	20,753	21,346	20,686

Selected Balance Sheet Data (in thousands):	At July 31,
	2014	2013
Cash	$21,534	$16,454
Working Capital	477,400	277,483
Inventory	534,186	406,246
Total Assets	1,079,167	857,360
Short-term Revolving Debt	45,031	122,092
Long-term Debt	20,386	19,518
Total Stockholders' Equity	668,055	439,944

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G-III APPAREL GROUP, LTD. AND SUBSIDIARIES

RECONCILIATION OF FORECASTED AND ACTUAL NET INCOME TO FORECASTED
AND ACTUAL ADJUSTED EBITDA

(In thousands)

(Unaudited)

	Forecasted Twelve Months Ending January 31, 2015	Actual Twelve Months Ended January 31, 2014

Net income	$ 90,600 - $ 93,900	$77,360
Expenses associated with the G.H. Bass acquisition and other potential transactions	-	1,028

Depreciation and amortization	19,300	13,676

Interest and financing charges, net	9,000	9,223

Income tax expense	55,100 – 57,200	45,826

Adjusted EBITDA, as defined	$ 174,000 - $ 179,400	$147,113

Adjusted EBITDA is a “non-GAAP financial measure” which represents earnings before depreciation and amortization, interest and financing charges, net, and income tax expense and excludes expenses associated with our acquisition of G.H. Bass & Co. and other potential transactions that were incurred during the fiscal year ended January 31, 2014. Adjusted EBITDA is being presented as a supplemental disclosure because management believes that it is a common measure of operating performance in the apparel industry. Adjusted EBITDA should not be construed as an alternative to net income as an indicator of the Company’s operating performance, or as an alternative to cash flows from operating activities as a measure of the Company’s liquidity, as determined in accordance with generally accepted accounting principles.

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